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                                                                       Exhibit 1


                            Theodore H. Kruttschnitt
                         1350 Bayshore Blvd., Suite 850
                              Burlingame, CA 94010
                              Phone:  415-348-7425
                               Fax:  415-348-0273


                                             March 8, 1994


MERRILL LYNCH & CO.
  Merrill Lynch, Pierce, Fenner & Smith
    Incorporated
Alex. Brown & Sons Incorporated
c/o Merrill Lynch & Co.
  Merrill Lynch, Pierce, Fenner & Smith
    Incorporated
Merrill Lynch World Headquarters
North Tower
New York, New York 10281

                             Understandings Letter

Ladies and Gentlemen:

          Theodore H. Kruttschnitt (the "undersigned") is a securityholder of Hanover Direct, Inc. (the "Company"). The undersigned understands that the Company and certain securityholders of the Company (including the undersigned) plan to sell shares of the Company's common stock, par value $.662/3 per share (the "Common Stock"), including shares subject to over-allotment options, to certain underwriters (the "Underwriters") represented by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Alex. Brown & Sons Incorporated (together with Merrill Lynch, the "Representatives"). The Underwriters propose to offer such shares of Common Stock to the public (the "Offering").

          The letter agreement outlines and confirms certain arrangements which the Representatives and the undersigned intend to perform in connection with the Offering.  The following is our understanding of such arrangements:
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     1.   The total size of the Offering is expected to be 10,000,000 shares of
          Common Stock and it will include 3,500,000 shares of Common Stock owned by the undersigned.

     2. The Offering will have an over-allotment option equal to 15% of the shares sold in the Offering. The undersigned will provide (to the extent the undersigned owns sufficient shares to include in the Offering) for 37.45% (initially 525,000 shares) of the over-allotment option. The over-allotment option will be exercised at the option of the Underwriters, except that if the Underwriters elect to purchase any of the over-allotment shares, then 37.45% of such shares purchased will be from the undersigned.

     3. Subject to the undersigned's approval (and to the extent that the undersigned owns sufficient shares to include in the Offering), if the amount of shares in the Offering increase to an amount above 10,000,000 shares, then the undersigned will have the option to include additional shares in the Offering in amount up to an amount equal to 37.45% of the increase over 10,000,000 shares. On a day on which the American Stock Exchange is open, between the hours of 9:00 a.m. and 8:00 p.m. Eastern Standard Time, either the Company or the Representatives shall give the undersigned and his counsel prompt written notice (which shall be by facsimile) of any increase in the size of the Offering. Any such facsimile notice will be made to both the undersigned's office and his home. In addition, the Representatives agree to use their best efforts to notify the undersigned and his counsel by telephone at the same time written notice is given. The undersigned must notify the Representatives of the undersigned's intention to include additional shares in the Offering within three hours of the receipt of any notice from the Company or the Representatives.

     4. In the event that the size of the Offering is reduced to less than 10,000,000 shares, the portion of undersigned's shares included in the Offering will be reduced by an amount equal to 37.45% of the amount of shares less than 10,000,000 that the Offering is reduced.

     5. The Representatives agree to keep the undersigned informed of any material events occurring with respect to the Offering on the same basis and at the same time as the Representatives inform the Company between




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          the filing of Amendment No. 1 (which will include the Company's 1993 year-end financial information and is scheduled to be filed around March 14, 1994) to the Registration Statement and the closing of the Offering.

     6. If the undersigned is selling any of his shares of Common Stock in the Offering, at effectiveness of the Registration Statement with the Securities and Exchange Commission, the undersigned agrees to sign the Purchase Agreement among the Company, the shareholders of the Company participating in the Offering (including the undersigned) and the Underwriters (collectively, the "Signatories"). In the Purchase Agreement, the undersigned will make the representations and give the indemnity in the form set forth in Annex A hereto. With respect to other matters related to the undersigned in the Purchase Agreement, such matters shall be reasonably acceptable to the parties. The undersigned will have the opportunity to participate (either by phone or in person, at his option) in the meeting with the Representatives and the Company at which the price of the shares of Common Stock to be sold in the Offering is determined. At the pricing, if the undersigned is selling any of his shares of Common Stock in the Offering, the undersigned agrees to sign the Price Determination Agreement among the Signatories with the form of such Agreement to be no more adverse to the undersigned than the draft version thereof attached hereto as Annex B.

     7. The undersigned will arrange with Bear, Stearns & Co., Inc. ("Bear Stearns") to release at pricing as described below the amount of the undersigned's shares of Common Stock that the undersigned is selling in the Offering (including shares the undersigned is selling if the Underwriters' overallotment option is exercised) (the "Offered Shares") from the undersigned's margin account at Bear Stearns and enter into an agreement with Merrill Lynch providing for a margin loan from Merrill Lynch as provided below.

     8. To facilitate the transfer of all the Offered Shares from the undersigned's margin account at Bear Stearns to the undersigned's margin account at Merrill Lynch and to facilitate the delivery of the Offered Shares at the closing of the Offering, the following procedures will be arranged:





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          a.   The undersigned will enter into a margin loan agreement with
               Merrill Lynch with an initial amount equal to 45% of value with value based on the price to public of the Common Stock in the Offering but in no event in excess of $17 million, with an interest rate equal to the Bear Stearns Broker Call Rate plus 1% (at the date hereof 5-1/4%, all inclusive) with no further maintenance margin and with terms otherwise customary for such loans.

          b. Immediately prior to the signing of the Price Determination Agreement by the Signatories, Merrill Lynch will place the proceeds of the margin loan from Merrill Lynch in a designated bank account (the "Merrill Lynch Account") which shall be at a bank at which Bear Stearns maintains an account (the "Bear Stearns Account").

          c. Immediately after signing the Price Determination Agreement by the Signatories, Merrill Lynch will deliver by wire transfer the funds in the Merrill Lynch Account to the Bear Stearns Account for the account of the undersigned and the undersigned will cause Bear Stearns to deliver immediately all of the Offered Shares in Bear Stearns' custody directly to Merrill Lynch as collateral for the undersigned's margin loan from Merrill Lynch.

          d. At the closing of the Offering, Merrill Lynch shall apply the proceeds of the sale of the Offered Shares to repay in full the margin loan extended by Merrill Lynch (with any proceeds from the sale of the Offered Shares in excess of the amount of the margin loan to be delivered to the undersigned or his designee on the closing date of the Offering in New York Clearing House Funds) in exchange for the Offered Shares which shall be delivered directly to Merrill Lynch without any additional action needed to be taken by the undersigned.

          e. Any Offered Shares not sold in the Offering will be returned to the undersigned immediately upon repayment in full of the margin loan from Merrill Lynch, other than any Offered Shares subject to the Underwriter's over-allotment option, which shares if not sold in the Offering will be promptly returned to the undersigned upon lapse of any unexercised over-allotment option. If the over-





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               allotment option is exercised by the Underwriters, proceeds from the sale of any Offered Shares shall be delivered to the undersigned or his designees in New York Clearing House Funds on the closing of the sale of such over-allotment shares. All of the undersigned's unsold shares of Common Stock will be subject to the lock up restrictions contained in the letter agreement (the "Lock-Up Letter") between the Representatives and the undersigned, dated February 18, 1994.

     9. Prior to the filing of Amendment No. 1 to the Registration Statement, the undersigned will use his reasonable best efforts to enter into an agreement with Bear Stearns which will require Bear Stearns to use securities other than the Common Stock to satisfy a margin call by Bear Stearns on the undersigned's margin account at Bear Stearns. Nonetheless, at all times the undersigned will use his reasonable best efforts to cause Bear Stearns to use securities other than the Common Stock to satisfy a margin call by Bear Stearns on the undersigned's margin account at Bear Stearns.

Notices:

     a. All notices under this Letter Agreement shall be sent to the undersigned at:

          1350 Bayshore Boulevard, Suite 850
          Burlingame, California  94010
          Telephone:  (415) 348-7425
          Fax:  (415) 348-0273

               and

          735 Eucalyptus Avenue
          Hillsborough, California  94010
          Telephone:  (415) 348-4113
          Fax:  (415) 348-4123

          and to the undersigned's counsel at:





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          Hosie Wes, McLaughlin & Sacks
          One Sansome Street
          San Francisco, California  94104
          Attention:  Robert McLaughlin
          Telephone:  (415) 781-3200
          Fax:  (415) 781-2525
          Home Telephone: 510-658-6250

     b. All notices under this Letter Agreement will be sent to Merrill Lynch at:

          Merrill Lynch & Co.
          Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
          World Financial Center - North Tower
          250 Vesey Street
          New York, New York  10281
          Attention:  Jerry Marcus
          Telephone:  (212) 449-8516
          Fax:  (212) 449-9902

     c. All notices under this Letter Agreement shall be sent to the Company at:

          1500 Harbor Boulevard
          Weehawken, NJ  07087
          Attention:  Michael Sherman
          Telephone:  (201) 319-3403
          Fax:  (201) 392-5005





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          This letter may be relied upon by the Company, the Underwriters and the undersigned. This letter shall terminate upon termination of the Lock-Up Letter or if the undersigned determines not to sell any of his shares of Common Stock in the Offering.

                                    Very truly yours,

                                    /s/ Theodore H. Kruttschnitt

                                    Theodore H. Kruttschnitt

Confirmed and accepted as of
the date first above written:

MERRILL LYNCH & CO.
  Merrill Lynch, Pierce, Fenner & Smith
    Incorporated

ALEX. BROWN & SONS INCORPORATED

By:  MERRILL LYNCH & CO.
       Merrill Lynch, Pierce, Fenner & Smith
         Incorporated

By: /s/ Jerry H. Marcus
    Name:  Jerry H. Marcus
    Title:  Director

Confirmed and accepted as to paragraphs 1, 2, 3 and 4 as of the date first above written:

HANOVER DIRECT, INC.

By:  /s/ Michael P. Sherman
   Name:  Michael P. Sherman
   Title:  Executive Vice President-Corporate Affairs,
           General Counsel and Secretary





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